June 1, 2020
Madison Funds
550 Science Drive
Madison, WI 53711
Ladies and Gentlemen:
We have acted as counsel to Madison Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Trust of Class A, Class B and Class Y shares of beneficial interest without par value (the “Shares”) of the Madison Core Bond Fund (the “Core Bond Fund”). The Registration Statement registers the Shares to be issued in connection with the proposed reorganization of the Madison High Income Fund (the “High Income Fund”) with and into the Core Bond Fund, each a series of the Trust, pursuant to an agreement and plan of reorganization and liquidation (the “Agreement”).
In connection with this opinion, we have reviewed: (i) the Registration Statement (including the combined proxy statement/prospectus and form of Agreement contained therein) to be filed on or about June 1, 2020; (ii) the Trust’s Certificate of Trust, as amended, and Amended and Restated Declaration of Trust, each as in effect on the date hereof (collectively, the “Governing Documents”); (iii) certain resolutions of the Trust’s Board of Trustees; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Trust.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.
For purposes of rendering this opinion, we have assumed that (1) the Shares will be issued (a) in accordance with the terms of the Agreement, the Trust’s Governing Documents and the resolutions of the Trust’s Board of Trustees relating to the authorization and issuance of the Shares and (b) in exchange for the assets and liabilities of the High Income Fund, as described in the Agreement; (2) that all such consideration for such Shares will actually be received by the Core Bond Fund; and (3) that prior to the date of the issuance of the Shares, the Agreement will be duly executed and delivered by each party thereto, and the conditions in the Agreement will have been satisfied.
Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

Madison Funds

The opinion expressed herein is limited to our review of the documents referenced above and the Delaware Statutory Trust Act in effect on the date hereof.  We express no opinion with respect to the state securities or “blue sky” laws or any other laws.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.
Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.